Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Dana Grosser
SEI            SEI
+1 610-676-4052                        +1 610-676-2459
lopsahl@seic.com                        dgrosser@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI Reports Third-Quarter 2017 Financial Results

Increases Stock Repurchase Program

OAKS, Pa., October 25, 2017 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for the third-quarter 2017. Diluted earnings per share were $0.63 in third-quarter 2017 compared to $0.53 in third-quarter 2016. In addition, on October 24, 2017, SEI's Board of Directors approved an increase in its stock repurchase program by an additional $200.0 million, increasing the available authorization under the program to approximately $230.5 million. Since the beginning of calendar year 2017, the Company repurchased approximately 3.5 million shares at a cost of approximately $188.3 million.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2017	2016	%	2017	2016	%

Revenues	$386,018	$354,641	9%	$1,118,333	$1,032,735	8%
Net income	101,739	86,704	17%	282,245	245,206	15%
Diluted earnings per share	$0.63	$0.53	19%	$1.74	$1.49	17%
“Our third-quarter results reflect continued growth and strategic progress across all of our businesses; even as we continue to invest in and advance our solutions for all our markets," said Alfred P. West, Jr., SEI Chairman and CEO.
“The continued adoption of our broad-based platforms, including the very successful implementation of the SEI Wealth Platform by Regions Bank and a large migration of Investment Advisors segment clients to the Platform, positions us well for the future. As always, we remain committed to long-term sustainable growth and increasing shareholder value."

Summary of Third-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2017	2016	%	2017	2016	%
Private Banks:
Revenues	$118,499	$115,952	2%	$347,317	$344,149	1%
Expenses	115,806	105,523	10%	336,709	312,126	8%
Operating Profit	2,693	10,429	(74)%	10,608	32,023	(67)%
Gain on sale of subsidiary	—	—	—	—	2,791	NM
Segment Profit	2,693	10,429	(74)%	10,608	34,814	NM
Operating Margin (A)	2%	9%		3%	9%

Investment Advisors:
Revenues	94,318	85,258	11%	275,302	243,820	13%
Expenses	50,585	45,080	12%	147,504	134,575	10%
Operating Profit	43,733	40,178	9%	127,798	109,245	17%
Operating Margin	46%	47%		46%	45%

Institutional Investors:
Revenues	80,411	76,222	5%	235,483	223,793	5%
Expenses	40,003	36,943	8%	117,499	108,875	8%
Operating Profit	40,408	39,279	3%	117,984	114,918	3%
Operating Margin	50%	52%		50%	51%

Investment Managers:
Revenues	91,020	75,672	20%	255,123	216,528	18%
Expenses	59,831	48,588	23%	165,743	140,831	18%
Operating Profit	31,189	27,084	15%	89,380	75,697	18%
Operating Margin	34%	36%		35%	35%

Investments in New Businesses:
Revenues	1,770	1,537	15%	5,108	4,445	15%
Expenses	5,063	5,348	(5)%	15,067	15,935	(5)%
Operating Loss	(3,293)	(3,811)	NM	(9,959)	(11,490)	NM

Totals:
Revenues	$386,018	$354,641	9%	$1,118,333	$1,032,735	8%
Expenses	271,288	241,482	12%	782,522	712,342	10%
Corporate overhead expenses	15,493	15,941	(3)%	45,830	42,840	7%
Income from operations	$99,237	$97,218	2%	$289,981	$277,553	4%

(A) Percentages determined exclusive of gain on sale of subsidiary.

Third-Quarter Business Highlights:

•	Revenue growth in the quarter was primarily driven by higher Asset management, administration, and distribution fees from market appreciation and positive cash flows from new and existing clients.

•
Sales events, net of client losses, during third-quarter 2017 totaled approximately $24.2 million and are expected to generate net annualized recurring revenues of approximately $17.1 million when contract values are fully realized.

•
Our average assets under management, excluding LSV, increased $23.7 billion, or 12 percent, to $218.9 billion, as compared to $195.2 billion during the third-quarter 2016. Our assets under management do not include advised assets (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $52.1 billion, or 11 percent, to $507.6 billion in the third-quarter 2017, as compared to $455.5 billion during the third-quarter 2016 (see attached Average Asset Balances schedules for further details).

•
Our earnings from LSV increased by $6.8 million, or 21 percent, to $39.3 million in third-quarter 2017 as compared to $32.6 million in third-quarter 2016. The increase in earnings was due to an increase in assets under management from market appreciation and increased performance fees; however, our earnings were negatively impacted by increased personnel expenses of LSV.

•
We capitalized $15.3 million and $13.6 million of software development costs in third-quarter 2017 and 2016, respectively, of which $12.6 million and $11.3 million are related to continued enhancements to the SEI Wealth PlatformSM. The remaining amounts of the Company's software development costs capitalized during the third quarter of 2017 and 2016 are related to an application for the Investment Managers segment. Our expenses related to maintenance and enhancements not eligible for capitalization have increased. A higher portion of these costs are recognized in personnel and consulting costs. These increased costs primarily impacted the Private Banks and Investment Advisors business segments.

•
Amortization expense related to the SEI Wealth Platform increased to $12.8 million during the third-quarter 2017 as compared to $11.3 million during the third-quarter 2016 due to continued enhancements. In addition, we are currently reassessing the remaining useful life of certain components and functionality of the Platform. Refer to our third-quarter 2017 Form 10-Q for additional information.

•
The direct costs associated with our investment management programs increased in our Private Banks, Investment Advisors and Institutional Investors segments. These costs primarily relate to fees charged by investment advisory firms for day-to-day portfolio management of SEI-sponsored investment products.

•
Our operating expenses, primarily personnel costs, in our Investment Advisors and Investment Managers segments increased. These expenses primarily consist of operational and marketing costs and are mainly related to servicing existing clients and acquiring and implementing new clients.

•
We acquired Archway Technology Partners, LLC (Archway), a provider of operating technologies and services to the family office industry, during the third-quarter 2017. The results of operations of Archway are included in our Investment Managers business segment. The segment's third quarter-2017 results were negatively impacted by approximately $476 thousand from the acquisition. Refer to our third-quarter 2017 Form 10-Q for additional information regarding the financial impact of the Archway acquisition.

•
We adopted Accounting Standards Update (ASU) 2016-09 in 2017 which will cause volatility in our quarterly effective tax rate. Our effective tax rates were 27.7 percent in third-quarter 2017 and 33.8 percent in third-quarter 2016. Refer to our third-quarter 2017 Form 10-Q for additional information regarding the impact of ASU 2016-09 on our effective tax rate.

•	Our tax rate in third-quarter 2017 was also favorably impacted by the expiration of the statute of limitations pertaining to various federal tax items.

•	We repurchased 1.2 million shares of our common stock for $68.2 million during the third-quarter 2017.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern time on Oct. 25, 2017. Investors may listen to the call at seic.com, Investors section, Events and Webcasts. Investors may also listen to a replay by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 431994.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2017, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $845 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $325 billion in assets under management and $516 billion in client assets under administration. For more information, visit seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Asset management, admin. and distribution fees	$299,890	$271,930	$866,945	$785,642
Information processing and software servicing fees	80,922	76,443	233,501	224,834
Transaction–based and trade execution fees	5,206	6,268	17,887	22,259

Total revenues	386,018	354,641	1,118,333	1,032,735

Subadvisory, distribution and other asset mgmt costs	45,578	42,586	131,368	122,651
Software royalties and other information processing costs	7,463	7,519	22,837	22,944
Brokerage commissions	3,978	4,864	13,163	17,065
Compensation, benefits and other personnel	118,421	103,137	336,919	307,350
Stock-based compensation	7,088	4,066	19,527	12,044
Consulting, outsourcing and professional fees	46,507	43,631	137,991	121,712
Data processing and computer related	18,449	16,581	53,104	48,081
Facilities, supplies and other costs	18,604	17,075	54,764	50,194
Amortization	13,745	11,388	38,332	33,684
Depreciation	6,948	6,576	20,347	19,457

Total expenses	286,781	257,423	828,352	755,182

Income from operations	99,237	97,218	289,981	277,553

Net gain on investments	645	196	1,036	320
Interest and dividend income	1,899	1,026	4,928	3,142
Interest expense	(345)	(115)	(571)	(416)
Equity in earnings of unconsolidated affiliate	39,333	32,565	109,213	92,042
Gain on sale of subsidiary	—	—	—	2,791

Income before income taxes	140,769	130,890	404,587	375,432

Income taxes	39,030	44,186	122,342	130,226

Net income	$101,739	$86,704	$282,245	$245,206

Basic earnings per common share	$0.64	$0.54	$1.78	$1.51

Shares used to calculate basic earnings per share	157,902	160,916	158,439	161,908

Diluted earnings per common share	$0.63	$0.53	$1.74	$1.49

Shares used to calculate diluted earnings per share	161,148	163,925	161,866	165,053

Dividends declared per common share	$—	$—	$0.28	$0.26

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$684,971	$695,701
Restricted cash	3,503	3,500
Receivables from investment products	50,961	61,761
Receivables, net of allowance for doubtful accounts of $699 and $523	273,535	227,957
Securities owned	21,469	21,339
Other current assets	30,537	27,575
Total Current Assets	1,064,976	1,037,833

Property and Equipment, net of accumulated depreciation of $302,901 and $285,322	148,106	146,190
Capitalized Software, net of accumulated amortization of $340,864 and $303,540	307,116	295,867
Investments Available for Sale	82,252	84,033
Investments in Affiliated Funds, at fair value	5,738	4,858
Investment in Unconsolidated Affiliate	42,225	50,459
Intangible Assets, net	82,263	—
Deferred Income Taxes	1,676	2,127
Other Assets, net	17,045	15,456
Total Assets	$1,751,397	$1,636,823

Liabilities and Equity
Current Liabilities:
Accounts payable	$4,429	$5,966
Accrued liabilities	185,368	240,525
Deferred revenue	3,134	2,880
Total Current Liabilities	192,931	249,371

Borrowings Under Revolving Credit Facility	40,000	—
Deferred Income Taxes	69,704	69,693
Other Long-term Liabilities	16,221	14,645
Total Liabilities	318,856	333,709

Shareholders' Equity:
Common stock, $.01 par value, 750,000 shares authorized; 157,405 and 159,031 shares issued and outstanding	1,574	1,590
Capital in excess of par value	1,002,909	955,461
Retained earnings	448,356	384,018
Accumulated other comprehensive loss, net	(20,298)	(37,955)
Total Shareholders' Equity	1,432,541	1,303,114
Total Liabilities and Shareholders' Equity	$1,751,397	$1,636,823

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2016	2016	2017	2017	2017
Private Banks:
Equity and fixed-income programs	$18,668	$17,926	$19,034	$20,185	$21,196
Collective trust fund programs	3	3	5	4	4
Liquidity funds	4,034	4,230	3,903	3,589	3,345
Total assets under management	$22,705	$22,159	$22,942	$23,778	$24,545
Client assets under administration	19,269	19,255	20,760	20,951	22,107
Total assets	$41,974	$41,414	$43,702	$44,729	$46,652

Investment Advisors:
Equity and fixed-income programs	$52,594	$52,847	$55,311	$57,358	$59,455
Collective trust fund programs	5	5	5	5	5
Liquidity funds	2,539	2,741	2,645	2,451	2,327
Total assets under management	$55,138	$55,593	$57,961	$59,814	$61,787

Institutional Investors:
Equity and fixed-income programs (E)	$78,701	$76,465	$78,954	$81,723	$84,939
Collective trust fund programs	90	93	89	80	82
Liquidity funds	2,612	2,903	2,759	2,468	3,699
Total assets under management	$81,403	$79,461	$81,802	$84,271	$88,720
Advised assets	—	—	3,228	4,255	4,450
Total assets	$81,403	$79,461	$85,030	$88,526	$93,170

Investment Managers:
Equity and fixed-income programs	$79	$81	$84	$92	$93
Collective trust fund programs	35,962	36,991	40,646	42,662	46,087
Liquidity funds	812	667	911	999	799
Total assets under management	$36,853	$37,739	$41,641	$43,753	$46,979
Client assets under administration (A)	451,204	448,708	457,356	476,543	493,538
Total assets	$488,057	$486,447	$498,997	$520,296	$540,517

Investments in New Businesses:
Equity and fixed-income programs	$850	$884	$931	$997	$1,052
Liquidity funds	53	61	79	46	71
Total assets under management	$903	$945	$1,010	$1,043	$1,123
Advised assets	—	—	85	69	54
Total assets	$903	$945	$1,095	$1,112	$1,177

LSV Asset Management:
Equity and fixed-income programs	$83,863	$87,248	$90,611	$94,774	$101,893

Total:
Equity and fixed-income programs (B)	$234,755	$235,451	$244,925	$255,129	$268,628
Collective trust fund programs	36,060	37,092	40,745	42,751	46,178
Liquidity funds	10,050	10,602	10,297	9,553	10,241
Total assets under management	$280,865	$283,145	$295,967	$307,433	$325,047
Advised assets (C)	—	—	3,313	4,324	4,504
Client assets under administration (D)	470,473	467,963	478,116	497,494	515,645
Total assets	$751,338	$751,108	$777,396	$809,251	$845,196

(A)
Client assets under administration in the Investment Managers segment include $48.1 billion of assets that require limited services and therefore are at fee levels below our normal full service assets (as of September 30, 2017).

(B)	Equity and fixed-income programs include $5.5 billion of assets invested in various asset allocation funds at September 30, 2017.

(C)	Assets for which SEI acts as an advisor to the accounts. These assets were excluded in previous periods.

(D)	In addition to the numbers presented, SEI also administers an additional $11.1 billion in Funds of Funds assets (as of
September 30, 2017) on which SEI does not earn an administration fee.

(E)	Ending asset balance for Institutional Investors as of Mar. 31, 2017 were revised from $80.1 billion to $79.0 billion.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2016	2016	2017	2017	2017
Private Banks:
Equity and fixed-income programs	$18,650	$17,945	$18,498	$19,610	$20,699
Collective trust fund programs	3	3	4	5	4
Liquidity funds	4,386	4,030	4,051	3,677	3,555
Total assets under management	$23,039	$21,978	$22,553	$23,292	$24,258
Client assets under administration	19,039	19,010	20,223	21,166	21,441
Total assets	$42,078	$40,988	$42,776	$44,458	$45,699

Investment Advisors:
Equity and fixed-income programs	$51,924	$52,267	$54,446	$56,319	$58,406
Collective trust fund programs	5	5	5	5	5
Liquidity funds	2,694	2,638	2,559	2,390	2,335
Total assets under management	$54,623	$54,910	$57,010	$58,714	$60,746

Institutional Investors:
Equity and fixed-income programs	$77,583	$77,040	$77,852	$80,561	$83,696
Collective trust fund programs	90	92	90	85	80
Liquidity funds	2,751	2,766	2,891	2,861	3,177
Total assets under management	$80,424	$79,898	$80,833	$83,507	$86,953
Advised assets	—	—	3,125	3,687	4,376
Total assets	$80,424	$79,898	$83,958	$87,194	$91,329

Investment Managers:
Equity and fixed-income programs	$73	$79	$75	$84	$92
Collective trust fund programs	35,257	36,170	39,081	41,615	44,824
Liquidity funds	874	813	860	937	952
Total assets under management	$36,204	$37,062	$40,016	$42,636	$45,868
Client assets under administration	436,459	446,666	453,766	470,701	486,158
Total assets	$472,663	$483,728	$493,782	$513,337	$532,026

Investments in New Businesses:
Equity and fixed-income programs	$845	$851	$909	$954	$1,016
Liquidity funds	44	60	63	64	55
Total assets under management	$889	$911	$972	$1,018	$1,071
Advised assets	—	—	82	73	73
Total assets	$889	$911	$1,054	$1,091	$1,144

LSV Asset Management:
Equity and fixed-income programs	$83,373	$84,676	$90,274	$93,094	$99,279

Total:
Equity and fixed-income programs	$232,448	$232,858	$242,054	$250,622	$263,188
Collective trust fund programs	35,355	36,270	39,180	41,710	44,913
Liquidity funds	10,749	10,307	10,424	9,929	10,074
Total assets under management	$278,552	$279,435	$291,658	$302,261	$318,175
Advised assets	—	—	3,207	3,760	4,449
Client assets under administration	455,498	465,676	473,989	491,867	507,599
Total assets	$734,050	$745,111	$768,854	$797,888	$830,223